Exhibit 99.1

Genie Energy Nears Completion of Strategic Transition

to Retail Energy Business Model

Company Announces Investment in a US Solar Solutions Company and Sale of a Stake in its Drilling Services Subsidiary

NEWARK, NJ – September 6, 2018: Genie Energy Ltd., (NYSE: GNE, GNEPRA) a leading independent retail energy provider, today announced that it has substantially completed its strategic transition to a retail energy provider model with an investment in a domestic solar energy company and sale of a stake in its Israel-based drilling services subsidiary.

In a move to expand its renewable energy portfolio, Genie has completed an initial investment in Prism Solar Technologies of Highland, NY. Prism is a full-service solar technology and solutions company. It designs and manufactures solar systems in the United States featuring its innovative bifacial solar modules. The Prism modules harvest energy from both sides of the panel to significantly boost efficiency. As a result, the Prism solution’s average cost per kilowatt for commercial and industrial solutions is extremely competitive.

Genie Energy has made an initial investment in Prism, and, subject to certain conditions, has agreed to acquire a controlling stake in the solar energy company.

“Genie Energy supplies green energy to families and small businesses in the Northeast and Midwest and has seen early success marketing solar solutions to small and midsize businesses. Prism’s ‘Made in the USA’ manufacturing capability and exciting technology broaden our offering along the value chain and will appeal to larger commercial customers. Prism already has a robust pipeline of clients and orders and we expect it to become a contributor to Genie Energy’s growth story,” said Michael Stein, Genie Energy’s CEO.

Randy Stewart, CEO of Prism Solar Technologies, said, “We are delighted to partner with the Genie Energy team. Our bifacial solar solutions – with their superior conversion efficiency - are gaining traction in the solar marketplace. Genie’s investment strengthens our ability to meet market demand while continuing to research and develop powerful new applications.”

Genie also has finalized an agreement to sell a significant stake in its on-shore drilling services venture based in Israel, Atid Drilling, to its Chairman, Howard Jonas, and Atid’s management. The deal enables Genie to substantially reduce the wind-down costs of its oil and gas technology program while it continues to pursue permitting of the final tests needed to complete its oil and gas exploration program in Northern Israel.

“Genie Energy’s retail energy provider business is poised to take advantage of abundant growth opportunities,” said Mr. Stein. “These two deals tighten our strategic focus, deepen our commitment to green energy solutions and move us closer to a pure-play retail energy provider business model.”

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), through its Genie Retail Energy (GRE) division, provides electricity and natural gas primarily to residential and small business customers in the United States and, through a joint venture, in Great Britain. GRE also operates Diversegy, a commercial brokerage and marketing services company. For more information, visit www.genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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